UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective as of October 27, 2005, Nanogen, Inc. (“Nanogen”) entered into a Manufacturing and Distribution Agreement (the “Manufacturing Agreement”) with Princeton Biomeditech Corporation (“PBM”). On January 13, 2006, Nanogen entered into a Development Agreement (the “Development Agreement”) with PBM. The Manufacturing Agreement and the Development Agreement terminated and supersede the Development and Manufacturing Agreement as of October 9, 2001 (the “PBM/SynX Agreement”) between PBM and SynX Pharma, Inc., a wholly-owned subsidiary of Nanogen.

Under the Development Agreement, Nanogen and PBM have agreed to continue the joint development of an in vitro diagnostic assay for NT-proBNP for use in the point of care market under a license granted to Nanogen by Roche Diagnostics GmbH and which incorporates proprietary technology of PBM (the “Joint Product”). The Development Agreement provides for Nanogen to use commercially reasonable efforts to develop and produce reagents for use by PBM in the Joint Product (the “Nanogen Reagents”). In addition, Nanogen must conduct, or contract with other parties to conduct, all clinical trials and other testing of the Joint Product or Nanogen Reagents reasonably required in order to obtain government and regulatory approvals for the marketing and sale of the Joint Product. Nanogen will own the government and regulatory approvals for the Joint Product.

Under the Development Agreement, PBM is responsible for incorporating the Nanogen Reagents into the Joint Product. PBM has also agreed to use commercially reasonable best efforts to complete the development of a reasonably priced quantitative reader for use with the Joint Product to determine the amount of target analyte present in a patient sample (the “Reader”) and to obtain government and regulatory approvals reasonably requested by Nanogen for the Reader. Nanogen will fund 50% of the development cost of the Reader, up to an agreed upon maximum amount. PBM will own the government and regulatory approvals for the Reader.

Under the Development Agreement, PBM has an option (i) to a nonexclusive license or sublicense for Nanogen biological markers which, as of the date of the agreement, Nanogen owns or has licensed with the right to grant a sublicense for congestive heart failure, stroke or traumatic brain injury for incorporation into point-of-care products and (ii) to purchase reagents from Nanogen for use in such products. Nanogen and PBM have agreed to negotiate in good faith commercially reasonable compensation terms for such a license or supply arrangement, provided, however, that if the parties are unable to agree upon such terms, PBM will pay Nanogen a certain royalty.

The Manufacturing Agreement provides for the manufacture of the Joint Product by PBM on behalf of Nanogen and grants PBM certain distribution rights with respect to the Joint Product. Under the Manufacturing Agreement, Nanogen is obligated to supply the Nanogen Reagents for the commercial production of the Joint Product to PBM and PBM is obligated to manufacture, or have manufactured, the Joint Product and the Reader for Nanogen in amounts reasonably forecasted by Nanogen.

Under the Manufacturing Agreement, Nanogen has granted PBM the exclusive rights to distribute the Joint Product in the United States and South Korea and the nonexclusive rights to distribute in the People’s Republic of China and India. Subject to the rights granted to PBM and the rights of Roche Diagnostics GmbH under agreements with Nanogen’s subsidiary, SynX Pharma, Nanogen has the exclusive rights (nonexclusive in the People’s Republic of China and India) to distribute the Joint Product and nonexclusive rights to distribute the Reader outside of the United States and Korea.

The Manufacturing Agreement provides for division of net revenues received in connection with sales of the Joint Product depending whether the sale is by PBM or Nanogen and the territory in which the sale occurs. In addition, if Nanogen introduces into a country a new assay for NT-proBNP that is not read upon by a claim in a PBM patent after introduction of the Joint Product in such country, Nanogen’s percentage of the net revenues from the sale of the Joint Product will be reduced. Nanogen has also agreed to pay a fixed price for the Reader, subject to annual adjustments based upon the actual costs of manufacturing the Reader.

Item 1.02	Termination of a Material Definitive Agreement.

As described in Item 1.01 above, the Manufacturing Agreement and the Development Agreement terminated and supersede the PBM/SynX Agreement. Item 1.01 of the Form 8-K is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	January 17, 2006	By:	/s/ Robert Saltmarsh
		Name:	Robert Saltmarsh
		Title:	Chief Financial Officer